Exhibit 10.55

Grantee Name:

ICT GROUP, INC.

2006 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT

GRANT LETTER

Date of Grant:

ICT Group, Inc. (the “Company”) has adopted the ICT Group, Inc. 2006 Equity Compensation Plan (the “Plan”), which provides for grants to employees of stock awards in the form of restricted stock units with respect to shares of the Company’s common stock, par value $.01 (the “Common Stock”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company has decided to make a restricted stock unit grant to                      (the “Grantee”), as an inducement for the Grantee to promote the best interests of the Company and its stockholders. This Grant Letter evidences the grant of restricted stock units to the Grantee, an employee, subject to the terms and conditions set forth in this Grant Letter and the Plan. Capitalized terms used and not otherwise defined in this Grant Letter are used herein as defined in the Plan.

1. Grant and Acceptance of RSUs. Subject to the terms and conditions set forth in this Grant Letter, the Company hereby grants to the Grantee effective as of the date of grant first stated above (the “Date of Grant”),                      restricted stock units (“RSUs”) under the Plan. The Grantee accepts the RSUs and agrees to be bound by the terms and conditions of this Grant Letter and the Plan with respect to the grant.

2. RSU Account. Each RSU represents one hypothetical share of Company Common Stock, and not an actual share of Stock. The Company shall establish and maintain a RSU account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of RSUs awarded to the Grantee. No shares of stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company, or the right to vote, with respect to any RSUs recorded in the account. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this grant or the RSU account established for the Grantee.

3. Vesting. The RSUs shall be subject to forfeiture until the restrictions on the RSUs lapse. The restrictions on the RSUs shall lapse, and the RSUs shall be payable in four equal annual installments beginning on the first anniversary of the Date of Grant, provided the Grantee continues to be employed by, or provide service to, the Company from the Date of Grant until the applicable vesting date. The lapse of restrictions on the RSUs shall be cumulative, but shall not exceed 100% of the RSUs. If the foregoing schedule would produce fractional RSUs, the number of RSUs on which the restrictions lapse shall be rounded down to the nearest whole RSU.

4. Redemption. Unless a valid election is made pursuant to Section 5 below, when the restrictions on the RSUs lapse in accordance with Section 3 above (the “Redemption Date”), the Grantee shall receive payment with respect to such RSUs in the form of shares of common stock of the Company, as soon as practicable after the Redemption Date, and in no event, later than 2 1/2 months after the end of the calendar year in which the Redemption Date occurs.

5. Deferrals.

(a) The Grantee may make an irrevocable election to defer redemption of any of the vested RSUs to a date that occurs after the applicable Redemption Date (the “Deferred Date”) by completing the deferral election form provided to the Grantee by the Committee, in such form as the Committee may prescribe or subsequently modify to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any such election shall be made by such date as the Committee may prescribe, consistent with section 409A of the Code and the regulations thereunder. Failure to make an effective election by the date prescribed by the Committee will preclude a Grantee from making a deferral.

(b) The Grantee may make a subsequent election to redefer distribution of any vested RSUs to a later date (the “Subsequent Deferred Date”) by completing a deferral election form provided to the Grantee by the Committee, in such form as the Committee may prescribe or subsequently modify to comply with the requirements of section 409A of the Code; provided that, (i) the subsequent election must be made at least twelve months prior to the date on which the first scheduled distribution was to occur, (ii) the subsequent election may not take effect until at least twelve (12) months after the date on which the election is made, and (iii) the first distribution with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. The Committee may prescribe limitations with respect to subsequent elections under this Section 5 as it deems necessary or appropriate, subject to the requirements of Section 409A of the Code.

6. Termination of RSUs. If the Grantee’s employment or service with the Company terminates for any reason before the restrictions on the RSUs lapse, any RSUs for which the restrictions have not lapsed shall automatically terminate and shall be forfeited as of the date of the Grantee’s termination of service. No payment shall be made with respect to any RSUs that terminate as described in this Section 6.

7. Payment of RSUs.

(a) If and when the restrictions on the RSUs lapse (or, if later, upon the Deferred Date) the Company will issue to the Grantee one share of Company Common Stock for each RSU for which the restrictions have lapsed subject to satisfaction of the Grantee’s tax withholding obligations as described below.

(b) All obligations of the Company under this Grant Letter shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the RSUs by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities.

(c) The obligation of the Company to deliver Stock shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares to the Grantee pursuant to this Grant Letter is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

8. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the RSUs, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

9. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the RSUs are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the RSUs pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

10. No Employment or Other Rights. The grant of the RSUs shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

11. No Shareholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to shares of Company Common Stock until certificates for shares have been issued upon payment of the RSUs.

12. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any right hereunder, except as provided for in this Grant Letter, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the RSUs by notice to the Grantee, and the RSUs and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Grant Letter may be assigned by the Company without the Grantee’s consent.

13. Effect on Other Benefits. The value of RSUs or any shares of Common Stock distributed to the Grantee with respect to the RSUs shall not be considered eligible earnings for purposes of any other plans maintained by the Company. Neither shall such value be considered compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

14. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

15. Notice. Any notice to the Committee provided for in this Grant Letter shall be addressed to the Company in care of the Chief Financial Officer at ICT Group, Inc., 100 Brandywine Blvd., Newtown, PA 18940-4000, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the records of the Company or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or telex or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry being prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Grant Letter as of the Date of Grant.

ICT GROUP, INC.

By:
John J. Brennan, Chairman

I hereby accept the award of RSUs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the RSUs shall be final and binding.

Grantee

5